Exhibit 4.(a).78

Unofficial translation

The State of Israel
Ministry of Communications

General License for Partner Communications Ltd. for the Provision of
Mobile Radio Telephone (MRT) Services using the Cellular Method

Amendment No. 62

By virtue of my authority under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, and all my other powers under any law and after having given Partner Communications Company Ltd. (hereinafter: “Partner”) the opportunity to present their arguments regarding this matter, I hereby amend the General License for the provision of mobile radio telephone (MRT) services using the cellular method granted to Partner on 7 April 1998,  as follows:

Amendment of Article 55.4(a1)(6)

1.
In article 55.4(a1)(6) after the words "within seven (7) working days from the said date";" shall come"

Notwithstanding, a subscriber who is not a new subscriber, that does not use the services set forth in section 3 of the form as of November 1, 2011 and did not relay his response to the licensee with respect to the form by December 1, 2011, the licensee may block the subscriber from receiving the said services as of December 1, 2011;"

Commencement

2.	The commencement of this amendment in on the date of its signature.

(27 November 2011)

(sgd)
Haim Giron Senior Deputy Engineering& Licensing	Eden Bar Tal Director General